Exhibit 3.6

THIRD AMENDED AND RESTATED

BYE-LAWS

JAMES RIVER GROUP HOLDINGS, LTD.

INTERPRETATION

1.           Definitions

SHARES

2.           Power to Issue Shares

3.           Power and Obligation of the Company to Purchase its Shares

4.           Rights Attaching to Shares

5.           Adjustment to Voting Power

6.           Certain Subsidiaries

7.           Calls on Shares

8.           Forfeiture of Shares

9.           Share Certificates

10.         Fractional Shares

REGISTRATION OF SHARES

11.         Register of Members

12.         Registered Holder Absolute Owner

13.         Transfer of Registered Shares

14.         Transmission of Registered Shares

ALTERATION OF SHARE CAPITAL

15.         Power to Alter Capital

16.          Variation of Rights Attaching to Shares

DIVIDENDS AND CAPITALISATION

17.          Dividends

18.          Power to Set Aside Profits

19.          Method of Payment

20.          Capitalisation

MEETINGS OF MEMBERS

21.          Annual General Meetings

22.          Special General Meetings

23.          Requisitioned General Meetings

24.          Notice

25.          Giving Notice and Access

26.          Notice of Nominations and Member Business

27.          Postponement or Cancellation of General Meeting

28.          Electronic Participation and Security in Meetings

29.          Quorum at General Meetings

30.          Chairman to Preside at General Meetings

31.          Voting on Resolutions

32.          Power to Demand a Vote on a Poll

33.          Voting by Joint Holders of Shares

34.          Instrument of Proxy

35.          Representation of Corporate Member

36.          Adjournment of General Meeting

37.          Written Resolutions

38.          Directors Attendance at General Meetings

DIRECTORS AND OFFICERS

39.          Election of Directors

40.          Number of Directors

41.          Term of Office of Directors

42.          Removal of Directors

43.          Committees

44.          Vacancy in the Office of Director

45.          Remuneration of Directors

46.          Defect in Appointment

47.          Directors to Manage Business

48.         Powers of the Board of Directors

49.         Register of Directors and Officers

50.         Appointment of Officers

51.         Appointment of Secretary

52.         Duties of Officers

53.         Remuneration of Officers

54.         Conflicts of Interest

55.         Indemnification and Exculpation of Directors and Officers

MEETINGS OF THE BOARD OF DIRECTORS

56.         Board Meetings

57.         Notice of Board Meetings

58.         Electronic Participation in Meetings

59.         Quorum at Board Meetings

60.          Board to Continue in the Event of Vacancy

61.          Chairman to Preside

62.          Written Resolutions

63.          Validity of Prior Acts of the Board

CORPORATE RECORDS

64.          Minutes

65.          Place Where Corporate Records Kept

66.          Form and Use of Seal

ACCOUNTS

67.          Records of Account

68.          Financial Year End

AUDITS

69.          Annual Audit

70.          Appointment of Auditor

71.          Remuneration of Auditor

72.          Duties of Auditor

73.          Access to Records

74.          Financial Statements

75.          Distribution of Auditor’s Report

76.          Vacancy in the Office of Auditor

VOLUNTARY WINDING-UP AND DISSOLUTION

77.          Winding-Up

CHANGES TO CONSTITUTION

78.          Changes to Bye-laws

79.          Changes to the Memorandum of Association

80.          Discontinuance

81.          D. E. Shaw Affiliates Director Approval

82.          Corporate Opportunities.

83.          Exclusive Jurisdiction

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

9.5% Excluded Person	any Person who would, as of the date these Bye-Laws become effective, be a 9.5% Shareholder pursuant to the definition of 9.5% Shareholder, including, for the avoidance of doubt, each D. E. Shaw Affiliate and each Goldman Sachs Affiliate;

9.5% Shareholder	a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares (in each case as determined pursuant to Section 958(b) of the Code), other than a 9.5% Excluded Person;

Act	the Companies Act 1981, as amended from time to time;

Affiliate	with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person;

Auditor	the independent registered public accounting firm of the Company;

Board	the board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

Business Combination Transaction	any sale of all or substantially all of the assets of the Company or any of its Subsidiaries, or the merger, consolidation, amalgamation, recapitalization, or reorganization of, or plan or scheme of arrangement with respect to, the Company or any of its Subsidiaries, or any other similar transaction; in each case in one or a series of related transactions;

Code	the Internal Revenue Code of 1986, as amended, of the United States of America;

Company	James River Group Holdings, Ltd., the company for which these Bye-laws are approved and confirmed;

Control	the power to direct the affairs of a person by reason of ownership of voting securities, by contract or otherwise;

Controlled Group	with respect to any person, all shares directly owned by such person and all shares directly owned by each other Member any of whose shares are included in the Controlled Shares of such person;

Controlled Shares	in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code);

D. E. Shaw Affiliates	D. E. Shaw CH-SP Franklin, L.L.C., a Delaware limited liability company, D. E. Shaw CF-SP Franklin, L.L.C., a Delaware limited liability company, and D. E. Shaw Oculus Portfolios, L.L.C., a Delaware limited liability company, together with any Affiliate of the foregoing, including, without limitation, D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., and David E. Shaw, any investment fund affiliated with or advised by any of the foregoing, and any subsidiary of any of the foregoing, as applicable; provided that D. E. Shaw & Co., L.L.C., and any of its successors, transferees, assignees and designees, may act on behalf of the D. E. Shaw Affiliates in respect of any consent or other right in favor of the D. E. Shaw Affiliates that is provided for under these Bye-laws;

D. E. Shaw Director	a Director appointed by the D. E. Shaw Affiliates pursuant to Bye-law 39.3;

Director	a director of the Company;

Excluded Director	shall mean a Director designated as an Excluded Director in accordance with Bye-law 39.4, provided that a D. E Shaw Director may not be an Excluded Director;

Excluded Director Number	at any given time, such number of Directors representing (i) if the Board is comprised of an even

2

number of Directors, 50% of the Directors and (ii) if the Board is comprised of an odd number of Directors, the minimum number of Directors required for a majority of the Board;

Fair Market Value	with respect to a repurchase of any shares of the Company in accordance with these Bye-laws, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognised investment banking firm chosen by the Board and reasonably satisfactory to the Member whose shares are to be so repurchased by the Company; provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (i) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (ii) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be;

Goldman Sachs Affiliates	The Goldman Sachs Group, Inc., a Delaware corporation, and Goldman Sachs JRVR Investors Offshore, L.P., a Cayman Islands exempted limited partnership.

Member	a person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of

3

shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Person	any individual, corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind;

Register of Directors and Officers	the register of Directors and Officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

Regulatory Authority	any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Shares	Common Shares and Preferred Shares (as applicable);

Subsidiary	with respect to any Person, means a company, more than fifty percent (50%) (or, in the case of a wholly owned subsidiary, one hundred percent (100%)) of the outstanding voting shares of which are owned, directly or indirectly, by such Person or by one or

4

more other Subsidiaries of such Person, or any such Person and one or more other Subsidiaries;

Trading Day	any day on which the New York Stock Exchange or NASDAQ (or such other principal stock exchange or automated quotation system on which the shares of the Company are then traded) is open for trading in securities listed thereon;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

United States	the United States of America and its dependent territories or any part thereof;

U.S. Person	a “United States person” as defined in Section 957(c) of the Code; and

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act;

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

5

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	At the date these Bye-laws become effective, the share capital of the Company is divided into two classes: (i) common shares (the “Common Shares”) and (ii) preferred shares (the “Preferred Shares”).

2.2	Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Members prescribe.

2.3	Subject to the Act, any Preferred Shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	Power and Obligation of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

3.3	Subject to the Act, if the Board in its sole discretion determines that ownership of shares of the Company by any Person (other than one or more of the D. E. Shaw Affiliates or the Goldman Sachs Affiliates) may result in adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any Subsidiary of the Company or any other Person (including if such consequence arises as a result of any U.S. Person, other than a 9.5% Excluded Person, owning Controlled Shares of 9.5% or more of the value of the Company or the voting shares of the Company after giving effect to any adjustment to voting power required by Bye-law 5), the Company will have the option, but not the obligation, to purchase all or part of the shares of the Company held by such Person (other than the D. E. Shaw Affiliates or the Goldman Sachs Affiliates) to the extent the Board, in the reasonable exercise of its discretion, determines it is

6

necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value of such shares on the business day immediately prior to the date the Company sends the Repurchase Notice referred to below (the “Repurchase Price”); provided that the Board will use reasonable efforts to exercise this option equally among similarly situated Persons (to the extent possible under the circumstances). In the event that the Company determines to purchase any such shares, the Company will be entitled to assign its purchase right to a third party or parties, with the consent of such assignee. Each Person shall be bound by the determination by the Company to purchase or assign its right to purchase such Person’s shares and, if so required by the Company, shall sell the number of shares of the Company that the Company requires it to sell.

3.4	In the event that the Company or its assignee(s) determines to purchase any such shares, the Company shall provide each Member concerned with written notice of such determination (a “Repurchase Notice”) at least seven (7) calendar days prior to such purchase or such shorter period as each such Member may authorise, specifying the date on which any such shares are to be purchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Company nor its assignee(s) shall be obligated to give general notice to any Person of any intention to purchase or the conclusion of any purchase of shares of the Company. The closing of any such purchase of shares of the Company shall be no less than seven (7) calendar days after receipt of the Repurchase Notice by the Member, unless such Member agrees to a shorter period, and payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer or certified check.

3.5	If the Company purchases any shares pursuant to Bye-laws 3.3 and 3.4, it shall do so only in a manner that the Board believes would not result, upon consummation of such transaction, in any U.S. Person (other than the 9.5% Excluded Persons) owning Controlled Shares of 9.5% or more of the value of the Company or the voting shares of the Company (after giving effect to any adjustment to voting power required by Bye-law 5).

4.	Rights Attaching to Shares

4.1	The holders of the Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to Preferred Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

7

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.2	The Board is authorised to provide for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to establish from time to time the number of shares to be included in each series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preferred Shares, to vary the rights attached to any other series of Preferred Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)	whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any Subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase,

8

redemption or other acquisition by the Company or any Subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.3	Any Preferred Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

4.4	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Adjustment to Voting Power

5.1	If the votes conferred by the Controlled Shares of any Person (other than a 9.5% Excluded Person) would otherwise cause such Person or any other Person to be treated as a 9.5% Shareholder with respect to any matter (including, without limitation, election of Directors), the votes with respect to such matter conferred by the shares of such Person’s Controlled Group are hereby reduced (and shall be automatically reduced in the future) by whatever amount is necessary so that,

9

after any such reduction, the votes conferred by the Controlled Shares of such Person shall not result in such Person or any other Person being treated as a 9.5% Shareholder with respect to the vote on such matter.

5.2	The reduction in votes pursuant to the preceding Bye-law shall be determined as follows:

(a)	Beginning with the Controlled Group of the Person subject to Bye-law 5.1 whose Controlled Shares have the largest number of votes and continuing, as required, with the Controlled Group of each Person subject to Bye-law 5.1 whose Controlled Shares successively have a smaller number of votes (after giving effect to prior reductions), the reduction in votes conferred by the shares of a Controlled Group shall be effected proportionately among all the shares of such Controlled Group in accordance with the relative voting power of such shares. Generally, the Board will effectuate the reduction of votes in the manner and order described in the preceding sentence. If varying the order in which votes are reduced would result in a more equitable allocation of the reduction of votes as determined by the Board, the Board shall have the discretion to vary the order in which votes are reduced.

(b)	If there is a Person whose activities have been determined by the Board to have caused the application of subparagraph (a), after all required reductions in votes conferred on shares of Controlled Groups are effected pursuant to subparagraph (a), (i) the amount of any reduction in the votes of the shares of each Controlled Group effected by application of subparagraph (a) above shall be reallocated within such Controlled Group and conferred on the shares held directly by the Person whose actions have been determined by the Board to have caused the application of such subparagraph and (ii) the voting power of the shares held by each other Person holding shares in such Controlled Group shall be increased by such Person’s proportionate share of such reduction, in each case, to the extent that so doing does not cause any Person (other than a 9.5% Excluded Person) to be treated as a 9.5% Shareholder.

5.3	The Board shall implement the foregoing in the manner set forth in this Bye-law 5. In addition to any other provision of this Bye-law 5, any shares shall not carry rights to vote or shall have reduced voting rights to the extent that the Board reasonably determines, by the affirmative vote of a majority of the Directors, that it is reasonably necessary that such shares should not carry the right to vote or shall have reduced voting rights in order to avoid adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any Subsidiary of the Company or any Person or its Affiliates; provided that the Board will use reasonable efforts to ensure equal treatment to similarly situated Persons to the extent possible under the circumstances and; provided, further, that the Board shall reallocate the amount of any reduction in vote in the manner described in Bye-law 5.2(b).

10

5.4	The Board shall have the authority to request from any Member such information as the Board may reasonably request for the purpose of determining whether any Member’s voting rights are to be adjusted. If any Member fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may in its sole discretion determine that such Member’s shares shall carry no voting rights, in which case such shares shall not carry any voting rights until otherwise determined by the Board in its absolute discretion.

Any Member shall give notice to the Company within ten days following the date that such Member acquires actual knowledge that it or, to the extent practicable, any Person (other than a 9.5% Excluded Person) who is a deemed or constructive owner of such Member’s Controlled Shares, is the actual, deemed or constructive owner of Controlled Shares of 9.5% or more of the Company.

The determination by the Board, taking into account any written advice of outside legal counsel which the Board determines to obtain, as to any adjustments to voting power of any share made pursuant to this Bye-law 5 shall be final and binding on all Persons.

6.	Certain Subsidiaries

6.1	Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general meeting of any subsidiary of the Company (other than (i) a corporation organized under the laws of the United States or any state, (ii) a limited liability company organized under the laws of the United States or any state that is taxable as a corporation for United States Federal income tax purposes, or (iii) an entity treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes)) (together, the “Designated Companies”), the Board shall refer the subject matter of the vote (other than the removal and remuneration of auditors, the approval of financial statements and reports thereon, and the remuneration of Directors) to the Members of the Company on a poll (subject to Bye-law 5) and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the Designated Company. The Board shall cause the Company’s corporate representative or proxy to vote the Company’s shares in the Designated Company pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the Designated Company. The Board shall have authority to resolve any ambiguity.

6.2	The Board in its discretion shall require that the Bye-laws or Articles of Association or similar organizational documents of each Designated Company

11

shall contain provisions substantially similar to this Bye-law 6. The Company shall enter into agreements, as and when determined by the Board, with each such Designated Company, only if and to the extent reasonably necessary and permitted under applicable law, to effectuate or implement this Bye-law 6.

7.	Calls on Shares

7.1	The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

7.2	Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

7.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

7.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

8.	Forfeiture of Shares

8.1	If any Member fails to pay, on the day appointed for payment thereof, any call pursuant to Bye-law 7 in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

James River Group Holdings, Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on the [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [date], the day appointed for payment of such call. You are hereby notified that unless

12

you pay such call together with interest thereon at the rate of [●] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

8.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

8.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

8.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

9.	Share Certificates

9.1	Every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

9.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

9.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

13

9.4	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations including applicable rules of the New York Stock Exchange or NASDAQ, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

10.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

11.	Register of Members

11.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

11.2	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

12.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

14

13.	Transfer of Registered Shares

13.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

James River Group Holdings, Ltd. (the “Company”)

FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

13.2	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee; provided that in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

13.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

13.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

13.5	The Board may in its absolute discretion and without assigning any reason therefore refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the

15

Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.6	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

14.	Transmission of Registered Shares

14.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

14.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

James River Group Holdings, Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

16

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

14.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

14.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

15.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

16.	Variation of Rights Attaching to Shares

16.1	If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights

17

conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

16.2	Notwithstanding Bye-law 16.1, in the event of any merger, consolidation, amalgamation, recapitalization or reorganization of, or plan or scheme of arrangement with respect to, the Company, no provision of any definitive transaction agreement relating thereto shall be deemed to vary the rights attaching to the Common Shares held by any D. E. Shaw Affiliate or Goldman Sachs Affiliate other than would be a variation of the Common Shares generally, and all of the holders of the Common Shares shall vote together as a single class in respect of such definitive transaction agreement.

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

17.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

17.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.4	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

18.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

19.	Method of Payment

19.1	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18

19.2	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

19.4	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

20.	Capitalisation

20.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

20.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

21.	Annual General Meetings

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place, which shall not be in the United States, as the Chairman (if any) or any two Directors or any Director and the Secretary or the Board shall appoint.

19

22.	Special General Meetings

The Chairman (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting which shall not be in the United States whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

24.	Notice

24.1	At least 15 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time which shall not be in the United States at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

24.2	At least 15 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place which shall not be in the United States and the general nature of the business to be considered at the meeting.

24.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

24.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

24.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.	Giving Notice and Access

25.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

20

(b)	by sending it by letter mail or courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

25.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3	In proving service under paragraphs 25.1 (b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

26.	Notice of Nominations and Member Business

26.1	Annual General Meetings

(a)	Nominations of persons for election to the Board or the proposal of other business to be transacted by the Members may be made at an annual general meeting only (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or (C) subject to any applicable law, by Members of record at the time of giving of notice as provided for in this Bye-law 26.1 and who comply with the notice procedures set forth in this Bye-law 26.1;

(b)	For nominations or other business to be properly brought before an annual general meeting by a Member pursuant to clause (C) of Bye-law 26.1(a), the Member must have given timely notice thereof in writing to the Secretary and any such proposed business must constitute a proper matter for Member action. To be timely, a Member’s notice shall be delivered to

21

or mailed and received by the Secretary at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting; provided that if the date of the annual general meeting is advanced more than 25 days prior to such anniversary date or delayed more than 25 days after such anniversary date then to be timely such notice must be received by the Secretary at the registered office of the Company no earlier than 120 days prior to such annual general meeting and no later than the later of 70 days prior to the date of the general meeting or the close of business on the 10th day following the earlier of the date on which notice of the general meeting was posted to Members or the date on which public announcement of the date of the general meeting was first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a Member’s notice as described above. For purposes of Bye-laws 26.1(b) and 26.2, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press, PR Newswire, Businesswire, Bloomberg or any comparable news service in the United States or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934;

(c)	A Member’s notice to the Secretary shall set forth (A) as to each person whom the Member proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (B) as to any other business that the Member proposes to bring before the general meeting, a brief description of the business desired to be brought before the general meeting, the text of the proposal or business, the reasons for conducting such business at the general meeting and any material interest in such business of such Member and the beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the Member giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(i)	the name and address of such Member (as they appear in the Register of Members) and any such beneficial owner;

(ii)	the class or series and number of shares of the Company which are held of record or are beneficially owned by such Member and by any such beneficial owner;

22

(iii)	a description of any agreement, arrangement or understanding between or among such Member and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(iv)	a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, share appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Member or any such beneficial owner or any such nominee with respect to the Company’s securities (a “Derivative Instrument”);

(v)	to the extent not disclosed pursuant to clause (iv) above, the principal amount of any indebtedness of the Company or any of its subsidiaries beneficially owned by such Member or by any such beneficial owner, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such Member or such beneficial owner relating to the value or payment of any indebtedness of the Company or any such Subsidiary;

(vi)	a representation that the Member is a holder of record of shares of the Company entitled to vote at such general meeting and intends to appear in person or by proxy at the general meeting to bring such nomination or other business before the general meeting; and

(vii)	a representation as to whether such Member or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding shares required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from Members in support of such proposal or nomination;

(d)	If requested by the Company, the information required under clauses (ii), (iii), (iv) and (v) of Bye-law 26.1(c) shall be supplemented by such Member and any such beneficial owner not later than 10 days after the record date for notice of the general meeting to disclose such information as of such record date, and, if requested by the Company at the instruction

23

of the Board, such Member and any such beneficial owner shall provide any other information as the Company may request in its discretion;

(e)	Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Bye-law 26.1; other than a nomination; shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the general meeting.

26.2	Special General Meetings

(a)	Only such business shall be conducted at a special general meeting as shall have been brought before the general meeting in accordance with the Company’s notice of meeting pursuant to Bye-laws 24 and 25.

(b)	Nominations of persons for election to the Board at a special general meeting may be made (i) by or at the direction of the Board or (ii) provided that the Board has determined that Members may nominate persons for election to the Board at such general meeting, by any Member of the Company who is a Member of record at the time of giving of notice provided for in Bye-law 26.2(c), who shall be entitled to vote at the general meeting and who complies with the notice procedures set forth in this Bye-law 26.

(c)	For nominations to be properly brought before a special general meeting by a Member pursuant to Bye-law 26.2(b)(ii), the Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to or mailed and received at the registered office of the Company (A) not earlier than 120 days prior to the date of the special general meeting nor (B) later than the later of 90 days prior to the date of the special general meeting or the 10th day following the day on which public announcement of the date of the special general meeting was first made.

(d)	A Member’s notice to the Secretary, including any notice of requisition pursuant to Bye-law 24, shall comply with the notice requirements of Bye-law 26.1(c) and (d).

26.3	General

(a)	At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Secretary the information that is required to be set forth in a Member’s notice of nomination pursuant to Bye-law 26.1(c).

24

(b)	No person shall be eligible to be nominated by a Member to serve as a Director of the Company unless nominated in accordance with the procedures set forth in this Bye-law 26.

(c)	The chairman of the general meeting shall, if the facts warrant, determine and declare to the general meeting that a nomination was not made in accordance with the procedures prescribed by these Bye-laws or that business was not properly brought before the general meeting, and if he should so determine and declare, the defective nomination shall be disregarded or such business shall not be transacted, as the case may be.

(d)	Notwithstanding the foregoing provisions of this Bye-law 26, unless otherwise required by the Act, if the Member (or a qualified representative of the Member) does not appear at the annual or special general meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Bye-law 26.3, to be considered a qualified representative of the Member, a person must be a duly authorised officer, manager or partner of such Member or must be authorised by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the general meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting.

26.4	Without limiting the foregoing provisions of this Bye-law 26, a Member shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Bye-law 26; provided that any references in these Bye-laws to the Securities Exchange Act of 1934, or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bye-law, and compliance with Bye-law 26.1 or 26.2 shall be the exclusive means for a Member to make nominations or submit other business (other than as provided in Bye-law 26.1(e)).

27.	Postponement or Cancellation of General Meeting

The Secretary may, and on instruction of the Chairman or president the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws); provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to each Member in accordance with these Bye-laws.

25

28.	Electronic Participation and Security in Meetings

28.1	Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided, however, that no Member may participate in any general meeting during which time that Member (or, if any Member is an entity, its representative) is physically present in the United States.

28.2	The Board may, and at any general meeting, the Chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of the general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

29.	Quorum at General Meetings

29.1	At any general meeting, two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business; provided, however, that no Member may participate in any general meeting during which time that Member (or, if any Member is an entity, its representative) is physically present in the United States; and provided, further, that if at any time there shall be only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

29.2	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place (which shall not be in the United States) or to such other day, time or place (which shall not be in the United States) as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place (which shall not be in the United States) announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

30.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman of the meeting at all general meetings at which

26

such person is present. In their absence a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

31.	Voting on Resolutions

31.1	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

31.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

31.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

31.4	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

31.5	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

31.6	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

32.	Power to Demand a Vote on a Poll

32.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

27

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

32.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

32.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

32.4	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

33.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

28

34.	Instrument of Proxy

34.1	An instrument appointing a proxy shall be in writing in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

James River Group Holdings, Ltd. (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Member(s)

34.2	The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

34.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

34.4	Subject to Bye-law 34.5, the decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.5	Any Member may irrevocably appoint a proxy and in such case: (i) such appointment shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy, and the Company shall give to such proxy notice of all meetings of shareholders of the Company; (iii) such proxy shall be the only person entitled to vote the relevant shares at any meeting at which such proxy is present; and (iv) the Company shall be obliged to recognise the proxy until such time as such proxy shall notify the Company in writing that the appointment of such proxy is no longer in force.

35.	Representation of Corporate Member

35.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in

29

person at any such meeting attended by its authorised representative or representatives.

35.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

36.	Adjournment of General Meeting

36.1	The chairman of a general meeting at which quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

36.2	The chairman of a general meeting may adjourn a meeting to another time and place without the consent or direction of the Members if it appears to him that:

(a)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	The unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	An adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

36.3	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

37.	Written Resolutions

37.1	So long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own more than 25% of the outstanding Common Shares, subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution signed by or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of the Members in accordance with Bye-law 37.3 who at the date of the resolution would be entitled to attend the meeting and vote on the resolution. So long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own 25% or less of the outstanding Common Shares, Members may not take any action by written consent in lieu of a meeting.

30

37.2	Notice of a written resolution shall be given, and a copy of the resolution shall be circulated, to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

37.3	A written resolution is passed when it is signed by, or in the case of a Member that is a corporation, on behalf of, the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting. For so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own more than 25% of the outstanding Common Shares of the Company, for any written resolution to be valid, such written resolution must be signed by the D. E. Shaw Affiliates or their authorised representative(s).

37.4	A resolution in writing may be signed in any number of counterparts.

37.5	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

37.6	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

37.7	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

37.8	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation, on behalf of, the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

38.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

31

DIRECTORS AND OFFICERS

39.	Election of Directors

39.1	Only persons who are proposed or nominated in accordance with Bye-law 26 shall be eligible for election as Directors.

39.2	Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

39.3	For so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own Common Shares representing at least (i) 25% of the total number of outstanding Common Shares, such D. E. Shaw Affiliates, collectively, shall have the right to appoint two Directors to the Board, and (ii) 10% (but less than 25%) of the total number of outstanding Common Shares, such D. E. Shaw Affiliates, collectively, will have the right to appoint one Director to the Board, in each case, as applicable, at the first general meeting after the date these Bye-laws become effective and, thereafter, at each annual general meeting at which the term of the D. E. Shaw Director(s) then in office expires; and in each case notwithstanding Bye-law 26. Each such D. E. Shaw Director shall be a Class I Director, and, following each such D. E. Shaw Director’s appointment, each such D. E. Shaw Director’s term shall be determined in accordance with Bye-law 41.

39.4	For so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own more than 20% of the outstanding Common Shares of the Company, the D. E. Shaw Affiliates shall not have the right to vote their shares with respect to the election of any Excluded Director. The Excluded Directors, on the date of the effectiveness of these Bye-laws, shall be such Directors designated as Excluded Directors by the Board immediately prior to the effectiveness of these Bye-laws, and thereafter the Excluded Directors shall be such Directors that are elected as successors of the existing Excluded Directors. Any notice of a meeting to elect Directors shall indicate which Director nominee shall succeed an Excluded Director. If the size of the Board changes requiring (i) an increase in the number of Excluded Directors so that the aggregate number of Excluded Directors is equal to the Excluded Director Number, then (A) if the number of new Directors is equal to the number of additional Excluded Directors required, then each of the new Directors shall be an Excluded Director or (B) if the number of new Directors exceeds the number of new Excluded Directors required, the D. E. Shaw Affiliates at the next meeting with respect to the election of Directors shall designate which of the new Director nominees shall be Excluded Directors, so that the total number of Excluded Directors remains equal to the Excluded Director Number or (ii) a decrease in the number of Excluded Directors so that the number of Excluded Directors is equal to the Excluded Director Number, the D. E. Shaw Affiliates at the next meeting with respect to the election of Directors

32

shall designate which existing Excluded Directors up for election at such meeting shall no longer be an Excluded Director, so that the total number of Excluded Directors remains equal to the Excluded Director Number. This limitation on the right to vote contained in this Bye-law 39.4 does not otherwise limit the shares held by the D. E. Shaw Affiliates.

39.5	At any general meeting, the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

40.	Number of Directors

The Board shall consist of 8 Directors, provided that the size of the Board may be increased by resolution of the Board, but for so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own more than 20% of the outstanding Common Shares of the Company, only with the prior consent of a D. E. Shaw Director. A majority of the Directors then in office may appoint any person as a Director to fill a vacancy on the Board occurring as a result of the newly-created directorship under this Bye-law 40.

41.	Term of Office of Directors

41.1	The Directors shall be classified with respect to the time for which they severally hold office into three classes as nearly equal in number as possible, as follows: (i) one class (“Class I”), whose initial term expires at the 2015 annual general meeting of the Members will be elected for a three year term, (ii) another class (“Class II”) whose initial term expires at the 2016 annual general meeting of the Members will be elected for a three year term, and (iii) another class (“Class III”) whose initial term expires at the 2017 annual general meeting of the Members will be elected for a three year term, with each class to hold office until their successors are elected and qualified. The Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

41.2	At each annual general meeting of the Members, the successors of the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Members held in (i) with respect to the Class I Directors, the third year following the year of their appointment, (ii) with respect to the Class II Directors, the third year following the year of their appointment and (iii) with respect to the Class III Directors, the third year following the year of their appointment.

42.	Removal of Directors

42.1	Subject to any provision to the contrary in these Bye-laws, the Members holding a majority of the voting shares of the Company may, at any special general meeting convened and held in accordance with these Bye-laws, by the affirmative vote of all such Members, remove a Director only with cause; provided that the notice of

33

any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal. Notwithstanding the foregoing, the D. E. Shaw Affiliates may remove any D. E. Shaw Director without compliance with Bye-law 42.1, by notice to the relevant D. E. Shaw Director and a copy of such written notice being submitted to the Secretary of the Company.

42.2	If a Director is removed from the Board under this Bye-law 42, a majority of the remaining Directors then in office may appoint any person as a Director to fill a vacancy on the Board; provided that if the vacancy to be filled pursuant to this Bye-law 42.2 is caused by the removal of a D. E. Shaw Director pursuant to Bye-law 42.1, then, for so long as the D. E. Shaw Affiliates would be entitled, as of the date of such removal, to appoint such D. E. Shaw Director at an annual meeting, the D. E. Shaw Affiliates shall be entitled to designate the replacement of any such D. E. Shaw Director who is removed pursuant to this Bye-law 42.

42.3	For the purposes of this Bye-law, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

43.	Committees

The Company shall have a compensation committee (the “Compensation Committee”), an audit committee (the “Audit Committee”), a nominating and governance committee, an investment committee and such other committees as the Board may determine (each, a “Committee” and, collectively, the “Committees”). Until the third anniversary of the effectiveness of these Bye-laws, for so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own 20% of the outstanding Common Shares, (a) a D. E. Shaw Director shall serve as chair of the Compensation Committee and (b) a D. E. Shaw Director shall have the right to attend meetings of any Committee as an observer (and the Company shall provide such D. E. Shaw Director with such notice and other information with respect to such meetings as are delivered to Directors who are members of each such Committee). Each Committee shall have such powers and responsibilities as the Board may from time to time determine, subject to these Bye-laws and to any approvals required hereto; provided that the meetings and proceedings of each Committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by these Bye-laws, or directions imposed by the Board in accordance therewith.

44.	Vacancy in the Office of Director

44.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

34

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

44.2	A majority of the remaining Directors then in office may appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director under Bye-law 44.1; provided that if the vacancy to be filled pursuant to this Bye-law 44.2 is caused by the death, disability, disqualification or resignation of a D. E. Shaw Director, then, for so long as the D. E. Shaw Affiliates would be entitled, as of the date of such D. E. Shaw Director’s death, disability, disqualification or resignation, to appoint such D. E. Shaw Director at an annual meeting, the D. E. Shaw Affiliates shall be entitled to designate the replacement of any such D. E. Shaw Director who causes such a vacancy.

45.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Board of Directors or a committee thereof and shall be deemed to accrue from day to day. The Directors will also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

46.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

47.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

48.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

35

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing Director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors; provided that every such committee shall conform to such directions as the Board shall impose on them and provided, further, that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

36

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

49.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

50.	Appointment of Officers

The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

51.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

52.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

53.	Remuneration of Officers

The Officers shall receive such remuneration as the Board or a committee thereof may determine.

54.	Conflicts of Interest

54.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

54.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act and such Director shall be required to recuse himself from any board meeting at which such contract or arrangement is to be considered.

54.3	Following a declaration being made pursuant to this Bye-law, a Director shall not vote in respect of any contract or proposed contract or arrangement in which such Director is interested, shall not be counted in the quorum for such meeting and shall be required to recuse himself or herself from any discussion. For the

37

avoidance of doubt, for purposes of these Bye-laws, no Director shall be considered “interested” with respect to any transactions in which all the Members participate or are offered to participate.

55.	Indemnification and Exculpation of Directors and Officers

55.1	The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company or any Subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any Subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that this indemnity shall not extend to any matter in respect of any fraud or wilful misconduct which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any Subsidiary thereof; provided that such waiver shall not extend to any matter in respect of any fraud or wilful misconduct which may attach to such Director or Officer.

55.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any Subsidiary thereof.

55.3	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

38

55.4	The rights to indemnification and advancement of costs, charges, and expenses provided by this Bye-law 55 shall continue with respect to a person who has subsequently ceased to be a Director or Officer and shall not be deemed exclusive of any other rights to which a present or former Director or Officer of the Company seeking indemnification or advancement of expenses may be entitled under any agreement or otherwise.

MEETINGS OF THE BOARD OF DIRECTORS

56.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided, however, that no Director may participate in any meeting of the Board or committee thereof while physically present in the United States. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

57.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting or a meeting of a committee of the Board. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose at least 48 hours prior to such Board meeting, unless each Director attends or gives his prior written consent to the meeting being held on such shorter notice.

58.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting provided, however, that no Director may participate in any meeting of the Board or a committee thereof while physically present in the United States.

59.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be a majority of the Directors then in office.

60.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

39

61.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

62.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting or the applicable committee thereof, duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution; provided that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States (but, notwithstanding Bye-laws 56 and 58 hereof, a Director who is not the last Director to sign may sign a resolution in writing even though he is in the United States). Such resolution shall be deemed to be adopted as an act of the Board or the applicable committee thereof, at the place where, and at the time when, the last signature of a Director is affixed thereto.

63.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

64.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

65.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws, and the corporate books and records of the Company, shall be kept by the Secretary at the registered office of the Company in Bermuda.

66.	Form and Use of Seal

66.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

40

66.2	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

66.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

67.	Records of Account

67.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

67.2	Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place in Bermuda as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

67.3	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

68.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

69.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

70.	Appointment of Auditor

70.1	Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Any accountants appointed as Auditor shall in the first instance be approved by the Audit Committee and the Board.

41

70.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

71.	Remuneration of Auditor

71.1	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

71.2	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

72.	Duties of Auditor

72.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

72.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

73.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

74.	Financial Statements

74.1	Subject to any rights to waive laying of accounts pursuant to the Act, financial statements, as required by the Act, shall be laid before the Members in a general meeting annually. A resolution in writing made in accordance with Bye-law 37 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.

75.	Distribution of Auditor’s Report

The report of the Auditor shall be submitted to the Members in general meeting.

76.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

42

VOLUNTARY WINDING-UP AND DISSOLUTION

77.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

78.	Changes to Bye-laws

78.1	No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members. In addition, so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own at least 20% of the outstanding Common Shares, no amendment to these Bye-laws which would have a material adverse effect on the rights of the D. E. Shaw Affiliates, including, without limitation, amendments to Bye-laws 39, 40, 41, 42, 43, 44, 78, 79, 81 or 82, may be made without the prior written consent of the D. E. Shaw Affiliates.

78.2	Bye-laws 31, 39, 40, 41, 42, 43, 44, 78 and 79 may not be rescinded, altered or amended, and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than 66.67% of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than 66.67% of the votes attaching to all issued and outstanding shares then entitled to vote at any annual or special general meeting.

79.	Changes to the Memorandum of Association

79.1	No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members including the affirmative vote of not less than 66.67% of the votes attaching to all issued and outstanding shares then entitled to vote at any annual or special general meeting. In addition, so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own at least 20% of the outstanding Common Shares, no amendment to the Memorandum of Association which would have a material adverse effect on the rights of the D. E.

43

Shaw Affiliates may be made without the prior written consent of the D. E. Shaw Affiliates.

80.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

81.	D. E. Shaw Affiliates Director Approval

Until the third anniversary of the effectiveness of these Bye-laws, for so long as the D. E. Shaw Affiliates collectively beneficially continuously (determined with reference to the date these Bye-laws become effective) own 20% of the outstanding Common Shares, the Company shall not take (or, to the extent applicable, permit any Subsidiary of the Company to take) any of the following actions, or enter into any arrangement or contract to take any of the following actions, unless a D. E. Shaw Director grants his or her prior consent to such action, arrangement or contract:

(a)	any Business Combination Transaction; provided that the consent of a D. E. Shaw Director pursuant to this Bye-law 81(a) shall not be required in connection with any Business Combination Transaction if (i) any D. E. Shaw Affiliate has or will have a direct or indirect material interest in such Business Combination Transaction within the meaning of Item 404 of Regulation S-K under the Securities Act of 1933, as determined by written resolution of the Company’s Audit Committee (a “Related Party Combination Transaction”), or (ii) a competing Business Combination Transaction that would constitute a Related Party Combination Transaction (A) has been proposed in writing by any D. E. Shaw Affiliate and is being considered at such time by the Company or (B) was proposed in writing by any D. E. Shaw Affiliate within the preceding 90-day period; and

(b)	any appointment or removal of, or the execution of any employment agreement with, the chairman of the Board, the chief executive officer of the Company, the chief operating officer of the Company, or the chief financial officer of the Company; provided that the consent of any D. E. Shaw Director pursuant to this Bye-law 81(b) shall not be required if the removal of the chairman of the Board, the chief executive officer of the Company, the chief operating officer of the Company, or the chief financial officer of the Company is for cause.

82.	Corporate Opportunities.

To the fullest extent permitted by applicable law (i) no Member, Affiliate of a Member (other than the Company and its Subsidiaries), or Director (other than a Director who is an Officer, manager or employee of the Company or any of its Subsidiaries), and none of their respective directors, officers, employees, agents, general or limited partners, managers, members or shareholders (or any director, officer, employee, agent, general or limited partner, manager,

44

member or shareholder of any of the foregoing) (any of the foregoing Persons, an “Excluded Person”), shall (A) have any duty to communicate or present to the Company or any of its Subsidiaries any investment or business opportunity or prospective transaction, agreement, arrangement or other economic advantage in which the Company or any of its Subsidiaries may, but for the provisions of this Bye-law 82, have any interest or expectancy (each, a “Corporate Opportunity”), even if any such Corporate Opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, or (B) be deemed to have breached any fiduciary or other duty or obligation to the Company, or be liable to the Company to any extent, by reason of the fact that any such Excluded Person pursues, acquires or otherwise receives the benefit of a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns, or transfers such Corporate Opportunity to another Person (including without limitation any other Excluded Person) or does not communicate or present to the Company or any of its Subsidiaries information regarding such Corporate Opportunity, and (ii) no Excluded Person shall have any other duty (as a majority or Controlling shareholder, Director or otherwise) to the other Members, the Company, or any of its Subsidiaries. The Company on behalf of itself and its Subsidiaries renounces any interest in any existing or future Corporate Opportunity and any expectancy that any such Corporate Opportunity will, would or should be offered to the Company. To the fullest extent permitted by applicable law, any Excluded Person (other than any Officer, manager or employee of the Company or one of its Subsidiaries) may engage in, invest in, or participate in, in each case, as a director, officer, employee, agent, general or limited partner, manager, member or shareholder, other businesses and/or non-business activities, whether or not in connection with the insurance industry and whether or not competing with any present or future activities of the Company, and any such Excluded Person may trade investments for its, his, or her own account and/or on behalf of one or more individuals or entities (whether existing or yet to be created). Notwithstanding the foregoing, for purposes of this Bye-law 82, the terms “Member” and “Excluded Person” shall exclude any Officer, manager, or employee of the Company or any of its Subsidiaries.

83.	Exclusive Jurisdiction

In the event that any dispute arises concerning the Act or out of or in connection with these Bye-laws, including any question regarding the existence and scope of any Bye-law and/or whether there has been any breach of the Act or these Bye-laws by an Officer or Director (whether or not such a claim is brought in the name of a Member or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.

45